Exhibit 10.3
[NOTE: CERTAIN PORTIONS OF THIS DOCUMENT HAVE BEEN MARKED TO INDICATE THAT CONFIDENTIAL INFORMATION HAS BEEN OMITTED. CONFIDENTIALITY HAS BEEN REQUESTED FOR THIS CONFIDENTIAL INFORMATION. THE CONFIDENTIAL PORTIONS HAVE BEEN PROVIDED SEPARATELY TO THE SECURITIES AND EXCHANGE COMMISSION]
Manufacturing Services Agreement
Between
Volcano Corporation
And
Endicott Interconnect Technologies, Inc.

TABLE OF CONTENTS

1.0	SCOPE OF AGREEMENT	3

2.0	DEFINITIONS	4

3.0	DESIGN, DEVELOPMENT AND PROTOTYPES	9

4.0	OWNERSHIP	9

5.0	PRODUCT PURCHASES	10

6.0	DELIVERY AND ACCEPTANCE	12

7.0	PRICES AND PAYMENT TERMS	12

8.0	COMPONENT PROCUREMENT	12

9.0	WARRANTIES	13

10.0	INVENTORY MANAGEMENT	13

11.0	PERFORMANCE EXPECTATIONS AND QUALITY STANDARDS	14

12.0	CHANGE NOTIFICATION	14

13.0	INTELLECTUAL PROPERTY	15

14.0	CONFIDENTIAL INFORMATION	16

15.0	FORCE MAJEURE EVENTS	16

16.0	EVENTS OF DEFAULT	16

17.0	TERMINATION	17

18.0	LIMITATION OF LIABILITY	18

19.0	LIABILITY CAP	19

20.0	MISCELLANEOUS	19

ATTACHMENT A		22

VOLCANO Product Pricing		22

ATTACHMENT B		23

Administration and Notices		23

STATEMENT OF WORK (SOW)		24

MANUFACTURING SERVICES AGREEMENT
THIS MANUFACTURING SERVICES AGREEMENT (the “Agreement”) is entered into and is effective as of the date of execution by both parties, (the “Effective Date”) by and between Volcano Corporation (“VOLCANO”), a Delaware corporation with a principal place of business at 2870 Kilgore Road, Rancho Cordova, CA and Endicott Interconnect Technologies Incorporated (“EI”), a New York company with a principal place of business at 1701 North Street, Endicott, NY, singularly or collectively referred to as a Party or the Parties.
The Parties hereby agree as follows:
1.0	Scope of Agreement
1.1	EI General Obligations. This Agreement specifies the terms and conditions under which EI agrees to manufacture and sell Products described in this Agreement, based on the requirements provided by VOLCANO. Without limiting any specific obligation specified in this Agreement, EI will:
1.1.1	Maintain one or more manufacturing processes and production lines, purchase or procure Tools, and source Components and materials as needed to fulfill EI’s obligations to manufacture the Products in accordance with the Specifications set forth in SOW and the other Product Requirements provided by VOLCANO.

1.1.2	Manufacture, verify, pack, ship and sell all Products in accordance with the terms of this Agreement.

1.1.3	Meet the Supplier Performance Expectations described in Section 11 below, and develop and maintain quality control standards consistent with those standards described in that Section.

1.1.4	VOLCANO will obtain all necessary approvals and certifications to enable EI to manufacture the Products under this Agreement and make all necessary safety standard changes as appropriate hereunder.

1.1.5	On VOLCANO’s request, provide all Technical Assistance, for a fee to be agreed upon by both Parties pursuant to this Agreement.

1.1.6	EI will perform Component Manufacturing per VOLCANO’s direction.
1.2	VOLCANO General Obligations. Without limiting any specific obligation required under this Agreement, VOLCANO will provide to EI, Product Requirements consisting of, but not necessarily limited to:
a)	SOW

b)	Product numbers;

c)	BOM;

d)	AVL;

e)	Board placement data (Gerber files);

f)	Raw Flex information required to manufacture the Flex;

g)	Schematic drawings, if test required;

h)	Assembly drawings;

i)	Packaging requirements, workmanship and quality specifications;

j)	General Technical Specifications;

k)	Consigned Component List.

l)	Design file;

m)	General and technical Specification in attachments.
1.2.1	VOLCANO is the Finished Device Manufacturer. VOLCANO is responsible for all requirements of the finished device under FDA regulations.

1.2.2	VOLCANO is responsible for all testing including but not limited to interconnect, functional, and final product validation.
1.3	Term of Agreement. This Agreement will commence as of the Effective Date and will continue for the initial Term of three (3) years unless otherwise indicated in the terms of this Agreement. One (1) month prior to the end of the initial Term and each subsequent Term, if any, the Parties shall conduct a review of the terms of this Agreement and the business relationship between the Parties and, where mutually agreed, may make any changes and renew the Agreement for a Term.
2.0	Definitions

The following capitalized terms will have the meanings given for the purposes of this Agreement:
2.1	“Approved Vendor List” also referred to as “AVL”, refers to the list of VOLCANO approved vendors who are qualified Component Suppliers authorized by VOLCANO for use in the manufacture of Products. “Vendor” and “Manufacturer” shall mean the same.

2.2	“Bill of Material” also referred to as “BOM”, means the list of all Components, VOLCANO Part Numbers, quantity per assembly, and EI’s part number where applicable, that is used to assemble each Product.

2.3	“Change Order” also referred to as a “CO”, is the written notification provided to EI by VOLCANO to modify the delivery of a Product, as further described in Section 12.2 VOLCANO Proposed Changes below.

2.4	“Component” means the piece parts, subassemblies, software, OEM components and products, and all other materials incorporated by EI into Products built for VOLCANO.

2.5	“Component Lead Time” means the number of workdays that sub-tier suppliers plan to build a Component from start to finish.

2.6	“Component Supplier” means the qualified suppliers authorized by VOLCANO for use in the manufacture of VOLCANO Products.

2.7	“CDA” means that certain 5-party Non-Disclosure Agreement Agreement, dated July 28, 2005, by and between EI and VOLCANO.

2.8	“Consigned Components” refers to those Components provided to EI for assembly into Products where VOLCANO retains all ownership interest and obligations in those Consigned Components.

2.9	“Deliverables” refers to Products, Components, Developments, Prototypes, Test Software, exclusive of EI Intellectual Property and other work provided by EI to VOLCANO as applicable hereunder.

2.10	“Delivery Date” means the date specified in an Order for the delivery of Products.

2.11	“Developments” means any new inventions, discoveries, technologies, processes, or materials (whether or not patentable) developed in connection with EI’s performance under this Agreement relating to a Product’s Requirements or design.

2.12	“Developed Technology” means all technical information, know-how, ideas, concepts, processes, procedures, designs, schematics, works of authorship, inventions and discoveries (patentable or unpatentable, copyrightable, registrable as a mask work, protectable as a trade secret or otherwise protectable as an Intellectual Property Right), conceived by personnel of one or both the parties hereto, following commencement and in furtherance of the work performed by EI for VOLCANO pursuant to this Contract.

2.13	“Eligible Buyer” means a party authorized and approved by VOLCANO to purchase under the terms of this Agreement.

2.14	“Engineering Changes” means any material, electrical, mechanical or chemical changes to the Products proposed by VOLCANO or EI that would affect, but not be limited to, Product performance, reliability, safety, environmental compatibility, serviceability, appearance, dimensions, tolerances, or composition.

2.15	“EOL” means end of life of the component. This component will no longer be supplied by the manufacturer.

2.16	“ESD” means Electrostatic Discharge.

2.17	“Excess Components” means components on hand or on-order at EI that exceed the quantity required to meet open “Orders”

2.18	“Forecast” means VOLCANO’s rolling estimate of its purchase requirements over a twelve (12) month period as further described in Section 5.3 below, or such other period designated by the Parties.

2.19	“Flex” means a flexible printed circuit board.

2.20	“Finished Device Manufacturer” the provider of a finished, packaged, and labeled device as defined by FDA 21 CFR 820.

2.21	“Intellectual Property” means technical information, computer programs, algorithms, source code, object code, inventions (whether or not patentable), discoveries, improvements, concepts or methods, works of authorship fixed in any medium of expression, and any and all Intellectual Property Rights pertaining thereto.

2.22	“Intellectual Property Rights” means all copyrights, patents or patent applications, mask registered designs or registered design applications, Marks (registered or not), Mask Works, inventions, trade secrets, proprietary technical information (including but not limited to specifications, designs, plans, computer programs in source and object code, flowcharts, diagrams, drawings and other information), and manufacturing processes, and other similar proprietary information.

2.23	“Manufacturing Changes” means any material design changes, or outsourcing of the manufacturing of sub-processes.

2.24	“Manufacturing Lead Time” means the number of workdays that are planned to build a Product from start to finish.

2.25	“Marks” means the trademarks, service marks, trademark and service mark applications, trade dress, trade names, logos, insignia, symbols, designs or other marks identifying a Party or its products.

2.26	“Mask Work” means the pattern used to transfer design and technical information from the Product Requirements onto a Product or Component.

2.27	“Minimum Buys” means the minimum quantities of Components that certain suppliers may require of EI to purchase as defined in SOW.

2.28	“NDA/CDA” means the NDA and the CDA.

2.29	“NDA” means that certain Mutual Nondisclosure Agreement, dated July 14 2005, by and between EI and VOLCANO.

2.30	“NRE” means non-recurring engineering expenses.

2.31	“Obsolete Components” means Components or Materials on-hand or on order at EI made obsolete by Change Orders, or deletion from the AVL.

2.32	“Order” means a written or electronic purchase order (including any attachments thereto) issued to EI by VOLCANO or an Eligible Buyer containing part number, unit quantity, unit price, shipping destination and instructions, Delivery Date, and other instructions or requirements pertinent to the Order.

2.33	“Package or Packaging” refers to the material used in the protection of Products and Components while at EI’s facility and in transit.

2.34	“Pre-Existing Intellectual Property” means any Intellectual Property conceived or developed prior to performance of this Agreement.

2.35	“Product Requirement” means any requirement, for the development or manufacture of Products, provided by VOLCANO to EI, including this Agreement, SOW, and Specifications, and part number drawing.

2.36	“Products” or “Product” means those assemblies, sub-assemblies, systems, and other products manufactured by EI. Products may be added to this Agreement or from time to time by agreement of the Parties. For the purpose of this agreement, “Products” or “Product” shall also be known as “component” as defined by FDA 21 CFR 820.3 (c) as “any raw material, substance, piece, part, software, firmware, labeling, or assembly which is intended to be included as part of the finished, packaged, and labeled device.”

2.37	“Prototype” means the pre-production unit of a Product, packaged in a production package, and manufactured in accordance with the Product Requirements with partial or no test verification.

2.38	“Shipping Dock” means the shipping dock at EI’s manufacturing facility.

2.39	“RMA” means a return material authorization as described in Section 6.4 below.

2.40	“SOW” means statement of work.

2.41	“Specifications” means the technical and quality requirements for the Product as defined by VOLCANO and listed in SOW.

2.42	“Supplier Performance Expectations” means those quality standards and metrics that EI must meet as further described in Section 11.1 Quality Standards and SOW hereto.

2.43	“Technical Manufacturing Information” means the manufacturing information, process and technology used by EI or third parties under its control to design,

develop, test or manufacture the Products including, but not limited to: (i) specifications, software, schematics, drawings, designs, or other materials pertinent to the most current revision level of manufacturing of the Products; (ii) copies of all inspection, manufacturing, test and quality control procedures and any other work processes; (iii) jig, fixture and tooling designs; (iv) EI history files; and (v) support documentation.

2.44	“Technology” means all technical information, know-how, ideas, concepts, processes, procedures, designs, schematics, works of authorship, inventions and discoveries (patentable or unpatentable, copyrightable, registrable as a mask work, protectable as a trade secret or otherwise protectable as an Intellectual Property Right), owned or licensed (with a right to sublicense) by a party hereto and all Intellectual Property Rights pertaining thereto.

2.45	“Termination Inventory” means Components on order, Component inventory, work-in-process, and finished Product inventory at the discontinuance or termination of this Agreement or upon receipt of a Change Order from VOLCANO, or at the complete or partial termination or cancellation of an Order or of a Product.

2.46	“Test Fixtures” means electrical test equipment tooling, including software applications or programs, provided to EI from VOLCANO for the purpose of testing completed printed circuit board assemblies or systems manufactured by EI, where VOLCANO retains all ownership interest and obligations in such Test Fixtures.

2.47	“Test Software” means any programs or code to perform test verification for Prototypes, Components or finished Products.

2.48	“Tools” means equipment, jigs and fixtures that may be used by EI in the manufacture of Products.

2.49	“Purchase Order Lead Time” means the period of time, expressed in hours or days, from when an Order or Release is received by EI to when the Product is delivered to the VOLCANO.

2.50	“VOLCANO Agreement” means that certain Indemnification, Insurance, and Limits of Liability Agreement, dated August 29, 2005, by and between VOLCANO and EI.

2.51	“VOLCANO Part Number” refers to the unique, VOLCANO or VOLCANO-assigned reference number for a particular assembly or Component.

2.52	“VOLCANO Property” will mean all property that VOLCANO may provide to EI for assembly into Products, such as Consigned Component inventories, as well as any designs, documentation, Product Requirements, Tools, Test Fixtures, Test Software, and other test equipment and other materials that VOLCANO may furnish to EI or that VOLCANO may pay for in connection with this Agreement for EI’s use in performing any of its obligations hereunder.

3.0	Design, Development and Prototypes
3.1	Prototype Services. EI will design and develop Prototypes for each Product and will perform the additional services set forth below or as otherwise agreed per this agreement.

3.2	Return of Prototypes. Any Prototypes rejected may be returned at the option of the VOLCANO Business Unit Manager using the return processes or otherwise agreed between the VOLCANO Business Unit Manager and the EI Program Manager.

3.3	Additional Services. The Parties may agree to add additional services from time to time. Prior to commencing any such services, EI will provide VOLCANO a written proposal that will include a description of the services to be performed and the total estimated fees. EI agrees to propose fee rates on both a time and material or fixed price basis at VOLCANO’s request. The parties will enter into a SOW signed by both Parties to initiate each service referencing this Agreement and becoming subject to its terms and conditions. However, to the extent of any conflict between the terms of a SOW and these terms, the terms of the SOW will control and take precedence, except for terms and conditions relating to rights of Intellectual Property which shall be governed entirely by this Agreement and not any SOW, including if said SOW is incorporated with this Agreement or otherwise made part thereof.
4.0	Ownership
4.1	Pre-Existing Intellectual Property. Each Party will maintain all right, title and interest in its Pre-Existing Intellectual Property, subject to any licenses granted below.

4.2	Developed Intellectual Property. Except for Intellectual Property in Product Requirements and Deliverables, which shall be owned by VOLCANO, ownership of Intellectual Property conceived or developed under this Agreement will be owned by the Party or Parties whose employees, agents or contractors conceive, author or otherwise create such Intellectual Property. Any Intellectual Property that may be developed jointly will be jointly owned, with no accounting requirement by one Party to the other.

4.3	VOLCANO Rights.
4.3.1	VOLCANO will own all right, title and interest, including all Intellectual Property Rights, in and to the Product Requirements and the Deliverables.

4.3.2	Should VOLCANO elect to pay EI to develop Technical Manufacturing Information for the purpose of manufacturing Products, which Technical Manufacturing Information is unique to Products as defined herein, VOLCANO will expressly state as such and EI will identify the cost VOLCANO will pay to cover such development. Such cost will be in addition to the cost of Deliverables. If EI agrees to develop such Technical Manufacturing Information at this price, EI shall own such EI-developed Technical

Manufacturing Information, and VOLCANO will receive a non-exclusive, royalty-free, worldwide, transferable, perpetual license under said EI-developed Technical Manufacturing Information to make, sell, offer for sale, use, reproduce, modify, adapt, display, distribute, and make other versions of Products using said EI-developed Technical Manufacturing Information. This grant shall include the right of VOLCANO to sublicense to system integrators, re-seller and other parties at VOLCANO’s sole discretion.
4.4	EI Rights.
4.4.1	EI will own all right, title and interest, including all Intellectual Property Rights, in and to Intellectual Property related to EI’s manufacturing process of the Products that EI develops solely on its own, without assistance or input from VOLCANO, excluding jointly developed Intellectual Property, including EI’s Technical Manufacturing Information for the Products, subject to VOLCANO’s license of EI-developed Technical Manufacturing Information under Section 4.3.2 above. VOLCANO agrees to maintain the confidentiality of EI’s Technical Manufacturing Information under the terms specified in Section 14 below and in accordance with the terms and conditions of the NDA/CDA.

4.4.2	VOLCANO grants to EI, a non-exclusive, non-transferable, worldwide, royalty-free license under VOLCANO’s Intellectual Property Rights to use the Product Requirements to design, develop, test and manufacture the Deliverables for the term of this Agreement. EI agrees to maintain the confidentiality of the Product Requirements under the terms specified in Section 14 below and in accordance with the terms and conditions of the NDA/CDA.
4.5	Trademark Usage. Nothing in this Agreement implies the grant of any license from one Party to the other to use any Marks. Notwithstanding the foregoing, VOLCANO grants to EI the non-exclusive, limited right to reproduce any designated VOLCANO Marks on VOLCANO Products.
5.0	Product Purchases
5.1	Non-Exclusive. VOLCANO or any Eligible Buyer shall only have a right to manufacture Products internally or through third parties, purchase Products from other sources or enter into a similar agreement with any third party, as specifically defined under the terms and conditions of this Agreement and subject to the Intellectual Property Rights and any other rights of EI.

5.2	Order Acknowledgment. Purchase of Products will be initiated by an issuance of an Order by VOLCANO. EI will acknowledge the Order with a delivery date. If an Order exceeds the Forecast or shortens the Purchase Order Lead Time, EI will use its commercially reasonable efforts to fill such excess or accommodate such shorter Purchase Order Lead Time. Any expedite fees associated with an order in excess of Forecast will be agreed by both Parties in advance of any action or work to fulfill the Order.

5.3	Forecasts. VOLCANO will provide a 12 month rolling forecast quarterly. The Forecast is intended for visibility as a planning tool of future demand but is not intended to be a binding order or commitment.

5.4	Materials/Inventory Management. The intent is for EI and VOLCANO to jointly define and optimize opportunities to reduce both the risk and the liability of procuring components to forecasted requirements. Unless otherwise agreed to the following materials/inventory management processes will apply:
5.4.1	Material Procurement. EI is authorized to purchase Components pursuant to Orders for Products. VOLCANO shall submit Orders on a quarterly basis. EI will follow prudent procurement practices to ensure supply while minimizing total inventory exposure. VOLCANO may provide input to EI regarding prudent supply chain practices, and EI will in good faith take such input into account. “Prudent Procurement Practices” are hereby defined to include, but are not limited to, the following:
5.4.1.1	following EI’s ABC classifications;

5.4.1.2	utilizing minimum order quantities as defined by Component Suppliers and economic order quantities as approved by VOLCANO;

5.4.1.3	ordering and buying Components as appropriate to meet Manufacturing Lead Times, taking into account Component Lead Times and EI’s internal manufacturing lead times; prior to procurement, EI shall provide VOLCANO a list of those components that have procurement lead times greater than 3 months.; VOLCANO shall review and provide written authorization for procurement of such components

5.4.1.4	exercising return and cancellation privileges as allowed by agreements with Component Suppliers.
5.4.2	Materials Liability. VOLCANO will pay EI for Component and/or Product inventory excess of open Orders for: (i) purchased Components bought within the Component Lead-Times to meet Orders, (ii) Minimum Buys , (iii) any buffer Component inventory approved in writing by VOLCANO, (iv) negotiate EOL buy of Components with VOLCANO. If EI agrees to purchase Components then VOLCANO will be liable for these Components.

5.4.3	Excess & Obsolete Materials. EI will also provide VOLCANO excess and obsolete reports at the end of every month. Excess reports shall include materials approved by VOLCANO that extend beyond Order requirements and for minimum order quantities.

6.0	Delivery and Acceptance
6.1	Delivery. The Parties agree to use the logistics processes defined in the purchase order. All Product shipments will be FOB Shipping dock at EI’s manufacturing facility.

6.2	Title and Risk of Loss. Title to and risk of loss or damage to the Product will pass to VOLCANO upon EI’s tender of the Product to the VOLCANO carrier.

6.3	Acceptance. Acceptance of the Product shall occur no later than twenty (20) business days after receipt of Product and shall be based solely on whether the Product passes a mutually agreeable Acceptance Test Procedure or Inspection designed to demonstrate compliance with the Product Requirements and Technical Manufacturing Information. Product shall be deemed accepted if not rejected within this twenty (20) business day period.

6.4	Rejected Products. Prior to returning any rejected Product, VOLCANO will obtain a RMA number from EI, and will return such Product in accordance with EI’s instructions. VOLCANO will specify the reason for such rejection in all requested RMAs. In the event a Product is rejected, EI will at EI’s option, repair the Product if it is repairable, provide a replacement if stock is available, or refund the purchase price.
7.0	Prices and Payment Terms
7.1	VOLCANO Product Pricing. Specific Product prices, Volumes, currency and any exchange rate sharing will be agreed upon by EI and VOLCANO and set forth in Attachment A to this Agreement.

7.2	Adjusted Pricing. The Parties agree to implement the following pricing methodology to implement new pricing or price adjustments, whether for a new product or existing Products. To introduce new pricing, EI will issue a quotation to VOLCANO listing the Product, pricing, and delivery schedule of the Product. EI will identify the cost driver for all price increases. Material price increases from suppliers will be passed through to VOLCANO in EI’s Adjusted Price.

7.7	Payment Terms. VOLCANO and EI agree to payment terms of net forty five (45) days from the date of invoice. Payment will be made in US dollars.
8.0	Component Procurement
8.1	Approved Vendor Lists. EI agrees to buy all Components from suppliers on the AVL or distributors or distributed coming from those manufactures. In the event that EI is unable to procure a Component(s) as a result of the AVL restrictions set forth herein, VOLCANO and EI agree to negotiate changes to the AVL.

8.2	Consigned Components. VOLCANO reserves the right to supply through consignment, at its discretion and upon EI’s consent, any Components to EI related to the production of Product. VOLCANO will retain all rights, title, interest, and obligation (including but not limited to, warranty related issues) in the Components furnished to EI as consigned inventory. VOLCANO will retain ownership of all such Consigned Components including during the time such Components are used by EI in the manufacturing of VOLCANO’s Products. EI will manufacture the Product using its normal manufacturing practices. EI will care for VOLCANO consigned materials in the same manner as it own materials. Each party shall bear the financial loss of its materials that are yielded, consumed, or damaged during the manufacturing process at EI. EI will provide VOLCANO with inventory reports on a monthly basis or as requested for all consigned materials.

8.3	EI’s production yield, scrap or lost of Consigned Components used by EI production is at VOLCANO’s risk. EI shall provide monthly status on yields, scrap, and consigned material loss.
9.0	Warranties
9.1	EI warrants all Products delivered hereunder to be free from defects of EI materials and workmanship excluding Components for a period of one (1) year from the date of shipment. EI will pass on to VOLCANO all Component Suppliers’ warranties to the extent that they are transferable. EI agrees to ensure that all Components used in the Product are manufactured by suppliers on VOLCANO’s AVL. VOLCANO acknowledges that the design based functionally of Products is contingent on VOLCANO’s designs and, therefore, such warranty does not apply to the design based functionality of Products fabricated under this Agreement.

9.2	EXCEPT AS PROVIDED IN THIS AGREEMENT, ALL EXPRESS OR IMPLIED CONDITIONS, REPRESENTATIONS AND WARRANTIES INCLUDING, BUT NOT LIMITED TO, ANY WARRANTIES OF DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT, ARE DISCLAIMED BY EACH PARTY, EXCEPT TO THE EXTENT THAT SUCH DISCLAIMERS ARE HELD TO BE LEGALLY INVALID.

9.3	No course of dealing, course of performance, usage of trade, or description of Product, Prototype or service shall be deemed to establish an expressed or implied warranty.

9.4	If VOLCANO claims that any Products and any incidental services are nonconforming, VOLCANO shall (i) promptly notify EI, in writing, of the basis of such nonconformity; (ii) follow EI’s instructions for the return of the Products; and (iii) return such Products to EI’s designated facility with the RMA identified. EI will, at its option, repair or replace the defective Products, or issue a credit or rebate for the purchase price.

9.5	EI’s sole liability and VOLCANO sole remedy for breach of warranty shall be limited as stated in Section 9 Warranties.
10.0	Inventory Management
10.1	Obsolete Component Inventory. Obsolete Components will be communicated to VOLCANO as soon as possible after purchase order demand is removed. For Obsolete

Components inventory, provided that EI has demonstrated Prudent Procurement Practices in purchasing such Components, VOLCANO has the option of: (i) purchasing the Obsolete Components from EI, at EI’s current quoted price and having the Obsolete Components returned to VOLCANO, or a location indicated by VOLCANO; (ii) authorizing EI to sell Obsolete Components internally or externally and VOLCANO, upon review and agreement, pays the difference between EI’s current quoted price and selling price; or (iii) scrapping and disposing of the Obsolete Components at EI’s current quoted price. VOLCANO will advise EI in writing within thirty (30) calendar days which option VOLCANO has selected to disposition the Obsolete Components. EI shall provide VOLCANO obsolete reports monthly.

10.2	Excess Component Inventory. EI shall provide VOLCANO excess reports monthly. Excess reports shall include materials approved by VOLCANO that extend beyond quarterly requirements and for minimum order quantities.

10.3	Component Discontinuances. If EI receives notice from a Component supplier that a Component will be discontinued, EI will notify VOLCANO in writing within five (5) business days and will use commercially reasonable efforts to identify a form, fit and function replacement and in a reasonable period of time, notify VOLCANO by submitting in writing a list of alternatives. The VOLCANO Global Account Manager or, as appropriate, the Business Unit Managers and EI will develop an appropriate action plan, including all sample requirements, product qualifications, updates to the AVL, and schedule changes necessary to reaching a mutually agreeable resolution of the discontinuance. EI will use commercially reasonable efforts to ensure all such suppliers are obligated to provide a minimum of ninety (90) days notification of any potential discontinuance to EI.

10.4	Component Life-time Buys. In the event that VOLCANO cannot identify a form, fit and function replacement, or does not approve a replacement identified by EI, VOLCANO may purchase the LTB inventory and consign or Buy/Sell such LTB inventory to EI for use in manufacturing Products. At its discretion, VOLCANO may also request EI purchase the LTB inventory. EI has the right to refuse this request or require a PO from VOLCANO to cover these LTB components.
11.0	Performance Expectations and Quality Standards
11.1	Quality Standards. EI agrees to meet the quality standards and performance metrics defined in the Products Specification. In addition to these standards and metrics, Products shall pass the test plan specified for the Product.

11.2	Quarterly Business Reviews. EI and VOLCANO shall conduct quarterly business reviews. Following such review, EI shall provide a written report that details quarterly yields, scrap, costs, inventory status, and cost reduction efforts and other such data as may be discussed and agreed to in writing by EI and VOLCANO.
12.0	Change Notification
12.1	EI Proposed Changes. No Engineering or Manufacturing Changes to form, fit or function may be made to, or incorporated into, Products without the prior written approval of the VOLCANO. EI will provide VOLCANO written notice of any proposed Engineering or Manufacturing Changes to form, fit, or function and provide evaluation samples and other appropriate information as may be specified by the VOLCANO. Such information may include possible effects on price, performance, reliability, manufacturing capacity, lead and delivery times, or appearance, and any Obsolete or other Components changes. VOLCANO must provide written approval of the Impact Proposal prior to any implementation of the Engineering or Manufacturing Change.

12.2	VOLCANO Proposed Changes. EI acknowledges that VOLCANO may need to change the Product or processes during the Term for contractual, engineering or Product related reasons. These changes will be communicated through a Change Order (CO) request. EI is only to take action when given change instructions in writing from VOLCANO. After receipt of the CO, EI will provide to VOLCANO, any delivery impact, an implementation date, potential scrap or material exposure and the impact on the price of the Product due to CO changes. If acceptable, VOLCANO will notify the EI and provide specific instructions to EI on CO implementations.

12.3	Financial Responsibility from Proposed Changes. If VOLCANO accepts EI’s Impact Proposal, VOLCANO will assume liability for any material made obsolete due to a CO implementation per the terms and conditions described in Section 10.2 Component Discontinuances of this Agreement. In addition, VOLCANO will be responsible for increased labor or material charges and any reasonable rework or expedite charges for labor, materials and test resulting from a CO.
13.0	Intellectual Property
13.1	Intellectual Property Indemnification. Each party agrees to indemnify, defend and hold harmless the other party from all liability, causes of action, demands, losses, damages, costs and expenses (including attorneys’ fees) arising out of any third party claims that the Deliverables manufactured by EI or the processes performed by EI in the performance of this Contract infringe a patent, copyright, trade secret, or other intellectual property right, foreign or domestic, of said third party, to the extent that said third party claims are based on Deliverables and processes incorporating designs, specifications or other documentation of said indemnifying party and the other party’s compliance therewith. Notwithstanding the above, VOLCANO agrees to indemnify, defend and hold harmless EI from all liability, causes of action, demands, losses, damages, cost and expenses (including attorney’s fees) arising out of any third party claims that VOLCANO Property or Product Requirements infringe a patent, copyright, trade secret, or other Intellectual Property Right, foreign or domestic, of said third party.

13.2	Background Technology. Except as otherwise expressly set forth in this Agreement, (a) each party is and will be the sole and exclusive owner of all right, title, and interest in and to its own background Technology and neither party acquires any interests under this Contract to the other’s background Technology and (b) nothing in this Contract shall be construed to limit or restrict any right of either party to register, encumber, transfer, license, access, reference, use, or practice any of its own background Technology in any way for any purpose or use, including without limitation, the use in connection with the development, manufacture, distribution, marketing, promotion, and/or sale of any products. Background Technology of a particular party shall mean all Technology owned or licensed by said party prior to commencement of this Contract and shall not include Derivative Work Developed Technology and Pre-Existing Intellectual Property.
14.0	Confidential Information
14.1	Proprietary Information. During the Term, a Party (the “Recipient”) may receive or have access to certain information of the other Party (the “Discloser”) that is marked or otherwise expressly designated as “Confidential,” including information or data concerning the Discloser’s Intellectual Property, products or product plans, business operations, strategies, customers and related information. The Parties will be bound by the terms of the NDA and/or the CDA and any information designated as Confidential under this Section 14.1 shall also be considered “Proprietary Information” as such term is defined in the NDA/CDA. To the extent any term of this Agreement conflicts with any term in the NDA/CDA, the terms of this Agreement will control and take precedence. Proprietary Information, as defined in the NDA/CDA, may only be used by those employees or temporary employees of the Recipient who have a need to know such information for purposes related to this Agreement. The AVL, Bill of Material, Forecasts, Orders, Product Requirements and other information identified in this Agreement as VOLCANO confidential must be held in confidence by EI under the terms of the NDA/CDA. Notwithstanding the foregoing, EI may provide VOLCANO’s Proprietary Information to EI’s subcontractors or suppliers, provided that EI binds such third parties to substantially similar confidentiality obligations.
15.0	Force Majeure Events
15.1	Force Majeure. Neither party shall be liable hereunder by reason of any failure or delay in the performance of its obligations hereunder on account of acts of God or other cause which is beyond the reasonable control of such party and could not have been avoided by the exercise of reasonable prudence. In the event of the occurrence of any force majeure event, the affected party shall notify the other party immediately in writing of the invocation of this Section 16.1 Notice of Breach, and each party’s obligations hereunder to the other shall be suspended for the duration of such force majeure event; provided, however, that the affected party shall be obligated to use its commercially reasonable efforts to restore performance hereunder as soon as reasonably practicable, and provided, further, that if such event continues for more than thirty (30) days in the aggregate in any six (6) month period, the non-affected party shall have the right to terminate this Agreement at any time upon written Notice to the other party.
16.0	Events of Default
16.1	Notice of Breach. If either Party is in “Material” Breach of any provision of this Agreement, the non-breaching Party may, by notice to the breaching Party, except as otherwise prohibited by the United States bankruptcy laws, terminate the whole or any part of this Agreement or any Order, unless the breaching Party cures the Breach within thirty (30) calendar days after receipt of notice.

16.2	Causes of Breach. For purposes of this Agreement, the term “Breach” includes any:
a)	proceeding, whether voluntary or involuntary, in bankruptcy or insolvency by or against a Party;

b)	appointment, with or without a Party’s consent, of a receiver or an assignee of a Party for the benefit of creditors;

c)	other failure by a Party to comply with any material provision of this Agreement with additional failure to provide the non-breaching Party, upon request, with reasonable assurances of future performance.
17.0	Termination
17.1	Termination For Convenience. Either party may terminate this Agreement hereunder for any reason at its convenience upon one hundred eighty (180) calendar days prior written notice to the other party.

17.2	Effect of Expiration or Termination. Upon expiration or termination of this Agreement, the Parties agree to the following terms regarding the relevant VOLCANO Property and Termination Inventory:
a)	All Orders issued prior to the effective date of the termination or expiration will be fulfilled pursuant to and subject to the terms of this Agreement, even if the Delivery Dates of Products under such Orders are after the effective date of expiration or termination; and

b)	All licenses granted by VOLCANO to EI to any VOLCANO Property or Intellectual Property or by EI to VOLCANO to any EI Intellectual Property will automatically terminate upon earlier termination or expiration of this Agreement if such termination is for convenience.
17.3	Survival. The rights and obligations under the following Sections of this Agreement will survive any expiration or earlier termination of this Agreement in accordance with their terms: Section 2 (“Definitions”); 4 (“Ownership”); 7 (“Prices and Payment Terms”); 9 (“Warranties”); 13 (“Intellectual Property Defense”); 14 (“Confidential Information”); 17 (“Termination”); 18 (“Limitation of Liability”); and 20 (“Miscellaneous”).

17.4	VOLCANO Obligations upon Complete or Partial Termination. In the event of a complete or partial termination of this Agreement by either Party, VOLCANO will reimburse EI for any mutually agreed non-amortized EI costs associated with Product not originally funded through Non-Recurring Engineering (NRE) charges. In addition, in the event of a complete or partial termination of this Agreement (i) by EI for cause as provided in Section 16.1 above (ii) by VOLCANO, for convenience as provided in Section 17.1 above, or for cause as provided in Sections 16.1 above; or (iii) by either party in the event of a force majeure event as described in Section 15.1 above, the Parties agree to take the following actions:
17.4.1	EI will identify any Components in inventory, and VOLCANO will have the right of first refusal to purchase such Components;

17.4.2	EI will use commercially reasonable efforts to cancel its purchase commitments or return for credit or find other use for all Components intended for use in the Product (including all Components rendered excess/obsolete by Engineering Changes or Manufacturing Changes, or COs);

17.4.3	EI will cancel all cancelable, pending orders to Component Suppliers from the date of notification by VOLCANO of the complete or partial termination of this Agreement.

17.4.4	VOLCANO will reimburse EI for all validated actual costs, charges and fees incurred to return any portion of the Termination Inventory to Component Suppliers. All costs will be justified by appropriate documentation; and

17.4.5	VOLCANO will reimburse EI for Termination Inventory remaining after EI has taken those steps required above. Any such reimbursement will be: (i) at EI’s quoted price for Components to VOLCANO; (ii) the purchase price in effect at the date of cancellation for finished Products.
17.5	VOLCANO’s Rights Upon Termination. In the event of termination by VOLCANO, EI will provide VOLCANO the following:
a)	All VOLCANO Property (unless sold to EI pursuant to the terms of this Agreement or otherwise agreed to in writing)

b)	Developments, excluding those made by EI.
18.0	Limitation of Liability

NEITHER PARTY WILL BE LIABLE FOR ANY INDIRECT, INCIDENTAL, OR CONSEQUENTIAL DAMAGES TO THE OTHER (INCLUDING LOSS OF PROFITS) ARISING OUT OF ANY PERFORMANCE OF THIS AGREEMENT OR IN FURTHERANCE OF THE PROVISIONS OR OBJECTIVES OF THIS AGREEMENT, REGARDLESS OF WHETHER SUCH DAMAGES ARE BASED ON TORT, WARRANTY, CONTRACT OR ANY OTHER LEGAL THEORY, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING THE ABOVE, EACH PARTY WILL BE RESPONSIBLE FOR ANY DAMAGES LOSSES, ETC. INCLUDED IN AN AWARD OR SETTLEMENT OF A THIRD PARTY INTELLECTUAL PROPERTY CLAIM IN ACCORDANCE WITH SECTION 13 ABOVE, OR ANY DAMAGES ARISING FROM DEATH OR BODILY INJURY. IN ADDITION, EACH PARTY WILL BE RESPONSIBLE FOR ALL DAMAGES, OF ANY KIND, SUFFERED AS A RESULT OF ANY UNAUTHORIZED DISCLOSURE OF THE OTHER PARTY’S TRADE SECRETS WHERE SUCH DISCLOSURE RESULTS IN ACTUAL DAMAGES.

19.0	Liability Cap

IN NO EVENT WILL EI’S TOTAL LIABILITY UNDER THIS AGREEMENT EXCEED $100,000.00 PER CALENDAR YEAR. NOTWITHSTANDING THE ABOVE, EACH PARTY WILL BE RESPONSIBLE FOR ANY DAMAGES, LOSSES, ETC. INCLUDED IN AN AWARD OR SETTLEMENT OF A THIRD PARTY INTELLECTUAL PROPERTY CLAIM IN ACCORDANCE WITH SECTION 13 HERIN ABOVE, OR ANY DAMAGES ARISING FROM DEATH OR BODILY INJURY, PROVIDED THAT SUCH DAMAGES ARISE OUT OF THE RESPONSIBLE PARTY’S INTENTIONAL MISCONDUCT OR GROSS NEGLIGENCE. IN ADDITION, EACH PARTY WILL BE RESPONSIBLE FOR ALL DAMAGES, OF ANY KIND, SUFFERED AS A RESULT OF ANY UNAUTHORIZED DISCLOSURE OF THE OTHER PARTY’S TRADE SECRETS WHERE SUCH DISCLOSURE RESULTS IN ACTUAL DAMAGES, PROVIDED THAT SUCH DAMAGES ARISE OUT OF THE RESPONSIBLE PARTY’S INTENTIONAL MISCONDUCT OR GROSS NEGLIGENCE SUBJECT TO THE ABOVE LIABILITY CAP OF $100,000.00 PER CALENDAR YEAR.

20.0	Miscellaneous
20.1	Notices. See Attachment B.

20.2	Reference to Days. All references in this Agreement to “business days (M-F excluding holidays)” will, unless otherwise specified herein, mean calendar days.

20.3	Independent Contractors. Each Party represents and warrants to the other that its relationship with the other under this Agreement will be as an independent contractor and neither Party is a partner, employee or agent of or with the other.

20.4	Severability. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable in any respect, such determination will not impair or affect the validity, legality or enforceability of the remaining provisions hereof, and each provision is hereby declared to be separate, severable and distinct. To the extent that any such provision is found to be invalid, illegal or unenforceable, the Parties hereto will negotiate in good faith to substitute for such provision, to the extent possible, a new provision that most nearly effects the Parties’ original intent in entering into this Agreement or to provide equitable adjustment in the event no such provision can be added. The other provisions of this Agreement will remain in full force and effect.

20.5	VOLCANO Agreement. The VOLCANO Agreement (Indemnification, Insurance, and Limits of Liability) signed by VOLCANO on 26 August, 2005 and EI on 29 August 2005 is hereby incorporated herein and made a part hereof. Purchase orders under the Insurance section in the VOLCANO Agreement executed on 26 August, 2005 shall include this Manufacturing Services Agreement

20.6	Hierarchy of Documents/Order of Precedence. Unless otherwise specifically agreed to by the Parties, in the event of any conflict between the provisions of this Agreement and SOWs negotiated either prior to or subsequent to this Agreement, the order of precedence is as follows:
(i)	the VOLCANO Agreement;

(ii)	this Agreement;

(iii)	the NDA/CDA;

(iv)	a SOW;

(v)	any Addendum; and

(vi)	the front of each Order that is acknowledged by EI. Unless otherwise specifically agreed, the Parties acknowledge that any terms and conditions of any such quotation, Order, acknowledgment or invoice will be deemed deleted and of no effect whatsoever.
20.7	Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements (excluding the VOLCANO Agreement and the NDA/CDA), understandings, negotiations and discussions, whether written or oral; for purposes of construction, this Agreement will be deemed to have been drafted by both Parties. No modifications, amendments, or waiver of any term, condition, or provision of this Agreement will be binding on either Party unless in writing and signed by an authorized representative of each Party.

20.8	Governing Law. This Agreement will be governed in all respects by the laws of the State of New York without reference to the conflict of laws provisions.

20.9	Assignment. Neither this Agreement nor any right, license, privilege or obligation provided herein may be assigned, transferred or shared by either Party without the other Party’s prior written consent, and any attempted assignment or transfer is void.

20.10	No Publication. Neither Party may publicize or disclose to any third party, without the written consent of the other Party, the terms of this Agreement. Without limiting the generality of the foregoing sentence, no press releases may be made without the prior written mutual consent of each Party.

20.11	Headings. The section headings in this Agreement are for convenience of reference only. The headings will not limit or extend the meaning of any provision of this Agreement, and will not be relevant in interpreting any provision of this Agreement. The plural will be deemed to include the singular, and the singular will be deemed to include the plural.

20.12	Dispute Resolution. Prior to any Party pursuing legal remedies hereunder, the Parties agree to negotiate in good faith to resolve any disputes arising during the performance of the Agreement. If such negotiations and meetings do not resolve the dispute within five (5) business days after notice of the dispute, then a Senior Vice President from each Party will meet face to face within thirty (30) business days or as mutually agreed between them to attempt to resolve such dispute. If the dispute is not resolved to the satisfaction of these executives, then either VOLCANO or EI may terminate this Agreement in whole or in part and pursue all available legal remedies.
IN WITNESS WHEREOF, the Parties have executed this Manufacturing Services Agreement as of the date first written above.

VOLCANO CORPORATION		ENDICOTT INTERCONNECT TECHNOLOGIES, INC.

Date:		Date:
By:		By:

Name:	John Dahldorf	Name:	Wade Phalen
Title:	CFO	Title:	VP and GM of Complex Assembly

Attachment A
VOLCANO Product Pricing
1) The Development NRE cost for the build of VOLCANO’s Flex carrier in EI facility in Endicott, NY is $40,000. The deliverable for this item is five (5) frames of Flex product. Delivery date is 13 weeks from receipt of PO.
2) If VOLCANO and EI enter into a two (2) year production contract for the turnkey Flex and assembly, EI will refund/rebate the Flex development NRE.
3) The pricing for the turnkey Flex and assembly will be [CONFIDENTIAL]* for the first [CONFIDENTIAL]* pieces on a frame at [CONFIDENTIAL]* pieces per week minimum. EI will be responsible to capitalize the specialized placement and dispensing equipment required for the build. The placement equipment is currently under development at Universal Instruments and VOLCANO has directed EI to purchase, lease or acquire such equipment. VOLCANO has directed EI to purchase, lease, or acquire from Asymtek, the dispensing equipment to manufacture this product.
4) The pricing for the turnkey Flex and assembly will be [CONFIDENTIAL]* for follow-on orders in 2007 and 2008, at a minimum of [CONFIDENTIAL]* per week, for a total of [CONFIDENTIAL]* pieces.
5) VOLCANO will purchase from EI, product at the price and minimum quantities per week as defined in sections 3 and 4 above. The price and minimum quantities are for good parts delivered by EI to Volcano. Good parts are those that meet the requirements as defined in the SOW, its referenced prints and specifications, and pass an outgoing electrical test at EI. This electrical test will be performed using equipment and test programs provided by VOLCANO. EI will manufacture the Product using its normal manufacturing practices. EI will care for VOLCANO consigned materials in the same manner as it own materials. Each party shall bear the financial loss of its materials that are yielded, consumed, or damaged during the manufacturing process at EI.
6) Assemblies that are found to be nonconforming to the requirements as defined in the SOW, its referenced prints and specifications, and that do not pass an outgoing electrical test at EI or fail incoming verification at VOLCANO, shall be deemed nonconforming product. Nonconforming product that can not be repaired or accepted under agreement by both parties shall be deemed as scrap or yielded product. Each party shall bear the financial loss of its portion of the materials and value add in the total value of nonconforming assemblies. Neither party shall hold the other liable for losses of its material or value add content.

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Attachment B
Administration and Notices
1.	Notices:
1.1	Any notice or other communication required or permitted to be given hereunder will be in writing. Notices may be delivered in person, by an email with return verification from the receiving party, reputable courier with delivery confirmation, transmitted by fax with confirmation, or sent by certified mail return receipt requested.

Either Party may change its designated contact and address for purposes of notice by giving notice to the other Party in accordance with these provisions.
Coordinators
Technical Coordinators:
[CONFIDENTIAL]*
Contract Coordinators:
[CONFIDENTIAL]*
The Coordinators for the respective companies will determine designated points of contact for specific issues where not specified in this Agreement.

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STATEMENT OF WORK (SOW)
FOR THE DELIVERY OF FLEX AND ASSEMBLY
OF
VOLCANO p/n [CONFIDENTIAL]*

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1.0	SCOPE
1.1	Introduction
The work identified in this Statement of Work (SOW) is to be performed for VOLCANO by EI. This document identifies the product description, scope of work to be performed and quality considerations to be observed during the processing of this product. All exceptions and/or deviations to any requirements defined herein shall have prior approval from VOLCANO. This SOW may be amended by mutual agreement of both parties.
1.2	Summary of Tasks

EI shall be responsible for performing the following tasks:

•	Develop the Flex substrate to the specifications defined on the applicable prints and specifications

•	Manufacture the Flex

•	Assemble the (Consigned Components) [CONFIDENTIAL]* and [CONFIDENTIAL]* to the Flex

2.0	APPLICABLE DOCUMENTS
Unless stated otherwise, the most recent version of these documents shall apply. VOLCANO is responsible to notify EI of updates to VOLCANO documents. The documents listed form a part of this Statement of Work.
2.1	VOLCANO Documents:

[CONFIDENTIAL]*

2.2	Industry/Other Documents:
ISO 9001:2000

IPC-A-610 Rev D – Acceptability of electronic assemblies

ANSI/ESD S20.20-1999 – Protection of electrical and electronic parts, assemblies, and

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equipment (Excluding Electrically Initiated Explosive Devices)
3.0	PRODUCTS AND SERVICES
EI shall procure all materials, develop the process to fabricate and manufacture the Flex circuit. Five frames of Flex circuits shall be delivered to VOLCANO as prototypes for initial testing. Upon VOLCANO’s acceptance of the prototype units, EI shall manufacture substrates for three (3) consecutive weeks (~25 frames per week) to be used for qualification of the EI Flex substrate. Upon successful qualification of the Flex circuit, EI shall manufacture, as a turnkey product the Flex and assembly of the surface mount components. The assembly shall be comprised of the solder and underfill of the [CONFIDENTIAL]* and [CONFIDENTIAL]*. The [CONFIDENTIAL]* and [CONFIDENTIAL]* components will be consigned by VOLCANO. All Product will be delivered to VOLCANO in a multi-up format, with multiple pieces on a frame. EI will perform an electrical test of product using Volcano furnished test and test equipment.
4.0	PURCHASE ORDER
VOLCANO shall place a PO with EI for the amount of $40,000 for the cost of tooling and a portion of the development cost of the Flex circuit manufacturing process.
5.0	QUALITY REQUIREMENTS
Manufacturing Readiness Review – To be scheduled within 30 days of delivery of the 5 qualification frames of Flex circuits
Quality and Inspection System per ISO 9001:2000
6.0	PACKAGING/SHIPPING REQUIREMENTS
Static protection is required of the assembled Flex and the components.
Product is to be packaged to ensure proper protection during shipment and handling.
7.0	ADMINISTRATIVE/PROGRAM MANAGEMENT REQUIREMENTS
•	Weekly status by COB every Thursday

•	Any changes or contractual correspondence shall be coordinated through the Coordinators identified below.
8.0	PROGRAM SCHEDULE
•	The delivery of 5 frames of Flex circuits to VOLCANO shall occur in 13 weeks from receipt of PO.

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•	VOLCANO will perform testing, analysis and approve/disapprove the delivered qualification parts in 3 weeks or less from receipt.

•	Upon approval of qualification, but no sooner than 6 weeks from delivery of the 1st 5 frames, EI shall produce and deliver Flex circuits of [CONFIDENTIAL]* pieces on a frame per week for 3 weeks to validate manufacturing capacity. This may include a ramp to get to [CONFIDENTIAL]* per week.

•	Manufacturing of Flex circuits shall continue at the rate of [CONFIDENTIAL]* units per week minimum through December 2008.
9.0	DELIVERABLES — VOLCANO To EI
•	Documents as noted above.

•	Artwork Gerber Files.

•	Consigned Components.

•	[CONFIDENTIAL]* Wafer Prober and Test programs
10.0	DELIVERABLE — EI to VOLCANO
•	The Flex shall be delivered in a multi-up frame.

•	Flex images mounted on frames.

•	Flex assemblies mounted on frames.
11.0	CHANGES
VOLCANO may, at any time, from time to time, by written notice to EI, request changes to the part numbers, specifications, or work scope, including engineering changes. EI shall submit a written report to VOLCANO setting forth the probable effect, if any, of the requested change in regard to the work and the effect of any change on prices, payment and delivery. EI shall not proceed with any such change until authorized in writing by VOLCANO.
12.0	ENGINEERING CHANGE ORDER (ECO) PROCESSING.
EI will process ECO’s submitted by VOLCANO based on the following criteria.
Minimum documentation requirements from VOLCANO:

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1)	An ECO cover sheet stating purpose of the EC, the Product affected classification as “emergency” or “standard”;

2)	The description of the change i.e., functional or nonfunctional;

3)	Marked up drawings, BOMs, AVL, Logic Schematics, specifications, or other document based on the previous approved control copy sent to EI;

4)	Disposition if all levels of Products and Components affected (on order, stock and work-in- process).

Coordinators
Technical Coordinators:
[CONFIDENTIAL]*
Contract Coordinators:
[CONFIDENTIAL]*

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